Exhibit 99.1

Novan Announces Planned Chief Executive Officer Transition

•	Paula Brown Stafford appointed as CEO effective February 2, 2020

•	G. Kelly Martin’s term as CEO will end on February 1, 2020, per his employment contract

•	Mr. Martin will step down from the Novan Board of Directors effective February 3, 2020

MORRISVILLE, N.C. - December 18, 2019 - Novan, Inc. (“the Company” or “Novan”) (Nasdaq:NOVN) today announced that Paula Brown Stafford, currently President and Chief Operating Officer (“COO”) of Novan, will succeed G. Kelly Martin as its Chief Executive Officer (“CEO”), effective February 2, 2020, and she will remain a member of the Novan Board of Directors.
Mr. Martin, as per previous agreement, has a fixed term employment contract that is due to expire on February 1, 2020 and Mr. Martin will step down as Novan’s CEO at that time. Concurrent with the end of his term as CEO, Mr. Martin will also step off the Board of Directors, effective February 3, 2020. Mr. Martin and Ms. Stafford will collaborate to execute a smooth transition of CEO responsibilities.
Ms. Stafford joined Novan as the Chief Development Officer in March 2017 before being promoted to President and Chief Operating Officer in January 2019. Prior to Novan, Ms. Stafford was President of Clinical Development at Quintiles (now IQVIA). In this role, Ms. Stafford was responsible for global clinical development operations, overseeing approximately 20,000 professionals and reaching $3 billion in annual revenue. While at Quintiles, Ms. Stafford was a member of the Executive Committee, the Technology Investment Committee, and a Board Observer.
“On behalf of the Board of Directors, we are extremely pleased to have Ms. Stafford assume the role of CEO and lead Novan into its next phase of business progress. Her extensive leadership and career experience are well suited for our CEO role,” said Robert Ingram, Executive Chairman of Novan’s Board of Directors.
“I am honored and excited to lead Novan into our next chapter. We have the team in place to continue building on the great progress we’ve made to date,” stated Ms. Stafford. “I look forward to continuing to collaborate with employees, investors, partners and patients as we take next steps together.”
For her outstanding contributions to healthcare and pharmaceutical development, Ms. Stafford was honored with a Distinguished Alumna Award from the University of North Carolina at Chapel Hill in 2016, was invited in July 2014 to provide expert testimony in the U.S. Congressional hearing on the topic of modernizing clinical trials: “21st Century Cures,” was named one of the 10 top women in biotech by FierceBiotech in 2012, and in 2011 received the Triangle Business Journal’s “Women in Business” award.
In addition to her role at Novan, Ms. Stafford serves on the board of Health Decisions, Inc. and is an adjunct professor in Public Health Leadership at the Gillings School of Global Public Health at the University of North Carolina at Chapel Hill. Ms. Stafford holds a Bachelor of Science and a Master of Public Health, both from the University of North Carolina at Chapel Hill, with a specialization in Biostatistics.
About Novan
Novan, Inc. is a clinical development-stage biotechnology company focused on leveraging nitric oxide’s naturally occurring anti-microbial and immunomodulatory mechanisms of action to treat a range of diseases with significant unmet needs. We believe that our ability to deploy nitric oxide in a solid form, on demand and in localized formulations allows us the potential to improve patient outcomes in a variety of dermatology, women’s health and gastrointestinal diseases.

Forward-Looking Statements
This press release contains forward-looking statements including, but not limited to, statements related to our next phase of business progress. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, risks and uncertainties in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, potential for delays and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research activities or additional trials; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that our product candidates may not be approved or that additional studies may be required for approval or other delays may occur and that we may not obtain funding sufficient to complete the regulatory or development process; our ability to obtain additional funding or enter into strategic relationships or other business development necessary for the further development of our product candidates; and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended December 31, 2018, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.
CONTACT:
(Investors & Media)
Cole Ikkala
Director, Investor Relations, Communications & Business Development
cikkala@novan.com

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